Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Sets Date for Special Meeting of Shareholders to Vote on
Proposed Control Share Acquisition by MAK Capital
CLEVELAND — January 13, 2010 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced today that its Board of Directors set February 18, 2010 as the rescheduled date for a special meeting of shareholders to consider and vote on whether to authorize MAK Capital, its largest shareholder, to increase its ownership to 20% or more, but not to exceed one-third, of the company’s outstanding shares. The Board also set a new record date. Shareholders of record on January 15, 2010 will be eligible to vote at the meeting.
As announced on November 20, 2009, Agilysys received an Acquiring Person Statement from MAK Capital indicating that MAK Capital intends to increase its ownership stake in the company. R. Andrew Cueva, managing director of MAK Capital, has served on the Agilysys Board of Directors since June 2008. The Board reaffirmed its determination that it will take no position and will make no recommendation either in favor of or against the proposed control share acquisition.
The special meeting of shareholders will be held at 8:30 a.m. EST on February 18, 2010 at 28925 Fountain Parkway, Solon, OH 44139.
In connection with the proposed control share acquisition, Agilysys has filed a preliminary proxy statement. SHAREHOLDERS SHOULD READ THE PRELIMINARY PROXY STATEMENT OF

AGILYSYS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED CONTROL SHARE ACQUISITION. A final proxy statement will be mailed to shareholders. Shareholders will also be able to obtain a copy of the proxy statement free of charge from the SEC’s website located at www.sec.gov, the company’s website located at www.agilysys.com, or from Georgeson Inc., the company’s proxy solicitor, by calling (800) 336-5134.
Agilysys, its directors and certain executive officers and other members of management are deemed to be participants in the solicitation of proxies with respect to the proposed control share acquisition. Information concerning Agilysys’ directors and executive officers is available in the Form 10-K filed with the SEC on June 9, 2009 and in the proxy statement filed with the SEC on June 24, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement filed in connection with the proposed control share acquisition and other relevant materials filed with the SEC. Investors should read the proxy statement carefully before making any voting or investment decisions.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and Asia. For more information, visit www.agilysys.com.
Investor Contact:
Curtis Stout
Vice President and Treasurer
Agilysys, Inc.
440-519-8635
curtis.stout@agilysys.com

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